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                                  EXHIBIT 8.1

                   LEGAL OPINION OF GARDERE WYNNE SEWELL LLP



Mark R. Martin
Direct dial: (713) 276-5391
Direct fax: (713) 276-6391
Email: mmartin@gardere.com
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                               October ___, 2001

Petrocon Engineering, Inc.
3155 Executive Boulevard
Beaumont, Texas 77705

     Re:  Registration Statement on Form S-4

Dear Sirs:

     As counsel for Petrocon Engineering, Inc., a Texas corporation ("Petrocon"), we have been asked to render our opinion with respect to the Federal income tax treatment of the merger of PEI Acquisition, Inc., a Texas corporation (the "Sub"), with and into Petrocon pursuant to the Agreement and Plan of Merger between Industrial Data Systems Corporation, a Nevada corporation, IDS Engineering Management, LC, a Texas limited liability company, the Sub and Petrocon.

     We hereby confirm that the opinions that we are required to give as a condition to the consummation of the merger of the Sub with and into Petrocon, as described in the Registration Statement on Form S-4 under the caption "Material U.S. Federal Income Tax Consequences of the Merger - Tax Opinion", constitute our opinions with respect to certain material federal income tax consequences of the merger, subject to the assumptions described therein and assuming that we receive the representations letters referred to therein. This opinion is not intended to be the opinion that satisfies a condition to the consummation of the merger.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 and to the use of our name under the caption "Material U.S. Federal Income Tax Consequences of the Merger -- Tax Opinion" in such Registration Statement.

                              GARDERE WYNNE SEWELL LLP


                                /s/ Mark R. Martin
                              ________________________
                              Mark R. Martin, Partner